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Pingtan Marine Enterprise Ltd.
18/F, Zhongshan Building A
No. 154 Hudong Road
Fuzhou, PRC 350001

30 May 2013

Dear Sirs

PINGTAN MARINE ENTERPRISE LTD. - REGISTRATION STATEMENT ON FORM S-3

We are a law firm in the Cayman Islands and acted as counsel to Pingtan Marine Enterprise Ltd., a company incorporated under the laws of the Cayman Islands (previously named China Growth Equity Investments Ltd.) (the “Company”), in connection with the Registration Statement on Form S-3 (the “RegistrationStatement”) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to:

(i)	the registration and resale by the selling shareholders named in the Registration Statement of an aggregate of 30,329,883 ordinary shares in the capital of the Company having a par value of $0.001 per share (the “Ordinary Shares”);

(ii)	the registration and resale by the selling securityholders named in the Registration Statement of an aggregate of 3,966,667 warrants to purchase ordinary shares in the capital of the Company having a par value of $0.001 per share. Said warrants were originally issued to Chum Capital Group Limited, in a private placement prior to the Company’s initial public offering (the “Sponsor Warrants”);

(iii)	the registration, issuance and sale by Company of an aggregate of 3,966,667ordinary shares in the capital of the Company having a par value of $0.001 per share, issuable upon exercise of the Sponsor Warrants;

(iv)	the issuance and sale by us of up to 5,000,000 ordinary shares in the capital of the Company having a par value of $0.001 per share, upon the exercise of warrants that were originally issued by the Company in connection with its initial public offering (the “Public Warrants” and together with the Sponsor Warrants, the “Warrants”) and that became exercisable upon the consummation of the transactions contemplated by an Agreement and Plan of Merger, dated 24 October 2012 entered into between the Company, China Dredging Group Co., Ltd., China Growth Dredging Sub Ltd. and XinrongZhuo and by a Share Purchase Agreement, dated 24 October 2012, entered into between the Company and Merchant Supreme Co., Ltd. The Warrants were issued pursuant to a Warrant Agreement, dated 2 June 2011, entered into between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”).

In rendering the opinions expressed below, we have examined and relied upon the originals or copies of the following documents:

a)	the Registration Statement;

b)	the Certificate of Incorporation of the Company dated 18 January 2010 and the certificate of incorporation on change of name of the Company dated 26 February 2013;

c)	the amended and restated Memorandum and Articles of Association as registered with the Registrar of Companies of the Cayman Islands on 26 February 2013; and

d)	a copy of the minutes of meeting of the Company dated 25 February 2013.

We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

Based on, and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.	The Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable.

2.	The Warrants constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.	The ordinary shares underlying the Warrants, when issued upon exercise of the Warrants in the manner and on the terms described in the Registration Statement, the Warrant Agreement and the Warrants, will be duly authorized, validly issued, fully paid and non-assessable.

This letter is limited to the laws of the Cayman Islands. We express no opinion as to matters related to securities laws of any jurisdiction or any rules or regulations thereunder (other than the laws of the Cayman Islands).

The opinions set forth herein are given as of the date hereof, and we undertake no obligation to update or supplement this letter if any applicable law changes after the date hereof or if we become aware of any fact or other circumstances that changes or may change any opinion set forth herein after the date hereof or for any other reason.

We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder.

Forbes Hare